Exhibit 12

Statement Regarding the Computation of Ratios

a. The percentage ratio of net income to average total assets is calculated by dividing the 1998 and 1997 net income of $8,061,000 and $10,096,000, respectively, by the average total assets for 1998 and 1997 of $1,148,886,000 and $974,020,000, respectively.

b. The percentage ratio of net income to average shareholders' equity is calculated by dividing the 1998 and 1997 net income of $8,061,000 and $10,096,000, respectively, by the average shareholders' equity for 1998 and 1997 of $91,575,000 and $81,748,000, respectively.

c. The percentage ratio of average shareholders' equity to average total assets is calculated by dividing the 1998 and 1997 average shareholders' equity of $91,575,000 and $81,748,000, respectively, by the average total assets for 1998 and 1997 of $1,148,886,000 and $974,920,000, respectively.

d. The percentage ratio of cash dividends declared to net income is calculated by dividing the 1998 and 1997 cash dividends declared of $4,341,000 and $3,462,000, respectively, by the net income for 1998 and 1997 of $8,061,000 and $10,096,000, respectively.